Exhibit 99.1

NEWMONT ANNOUNCES GOLDEN GROVE SALE

DENVER, June 23, 2005 – Newmont Mining Corporation (NYSE: NEM) today announced the sale of its Golden Grove zinc-copper operation in Western Australia to Oxiana Limited (ASX: OXR), a publicly traded Australian mining company, effective June 30, 2005. Total consideration for the sale is expected to be approximately $205 million (A$265 million), including $147 million (A$190 million) cash and 81.5 million Oxiana shares, currently valued at approximately $58 million (A$75 million).

Golden Grove produced 10,400 ounces of gold, 51 million pounds of zinc and 20 million pounds of copper from January to May 2005, and contained year-end 2004 proven and probable reserves of 200,000 ounces of gold, 730 million pounds of zinc and 360 million pounds of copper.

Pierre Lassonde, Newmont’s President, commented, “The sale of Golden Grove is part of our ongoing portfolio optimization efforts and represents our continuing focus on our core gold operations. Golden Grove’s management and employees have done an excellent job creating value and we believe that the sale to Oxiana will provide a strong platform for continued success.”

The sale is contingent on completion of final documentation by Oxiana’s financiers and is expected to close in late July. A services agreement is in place to facilitate a smooth transition to Oxiana management. Newmont expects to record a non-cash charge to second quarter earnings of between $25 million and $35 million related to the sale of Golden Grove.

Notwithstanding the sale of Golden Grove, the Company reiterated its expectation for stronger operating performance in the second half of 2005. In addition, the Company reaffirmed that the second quarter’s operating results will be similar to those reported for the first quarter of 2005.

# # #

Investor Contacts:
Randy Engel	(303) 837-6033	randy.engel@newmont.com
Wendy Yang	(303) 837-6141	wendy.yang@newmont.com
Jennifer Van Dinter	(303) 837-5165	jennifer.vandinter@newmont.com

Media Contact:
Heatheryn Higgins	(303) 837-5248	heatheryn.higgins@newmont.com

NEWMONT ANNOUNCES GOLDEN GROVE SALE (JUNE 23, 2005)	Page 1 of 2

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future gold and other metals production and sales; (ii) estimates of future costs; (iii) statements regarding future operations or transaction activity; and (iv) statements regarding future portfolio optimization. Where the company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the company’s 2004 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the company’s other SEC filings. The company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

NEWMONT ANNOUNCES GOLDEN GROVE SALE (JUNE 23, 2005)	Page 2 of 2